Exhibit 10.3

August 17, 2005

Penthouse Media Group Inc.

6800 Broken Sound Parkway

Boca Raton, FL 34487

Ladies and Gentlemen:

Reference is made to the Management Agreement between Penthouse Media Group Inc. (the “Company”) and Bell & Staton, Inc. (the “Manager”), dated as of October 5, 2004 (the “Management Agreement”) and to the Securities Purchase Agreement between the Company, U.S. Bank, National Association, as Administrative Agent and Collateral Agent, and certain others, dated the date hereof (the “Securities Purchase Agreement”).

This is to set forth our agreement and understanding as follows:

1.

All defined terms used herein which are not otherwise defined shall have the respective meanings ascribed to them in the Securities Purchase Agreement.

2.

So long as any Note or Guaranty shall remain outstanding, or  principal of, interest on or any other Obligation (whether or not due) in respect of, any Note or Guaranty shall remain unpaid, the maximum bonus which may be paid to the Manager pursuant to Section 3.01 of the Management Agreement shall not exceed $500,000 annually, provided, however, that such bonus will not be earned or paid during the continuance of a Default or an Event of Default.

3.

The Management Agreement may not be further amended prior to the payment in full of the Obligations, without the prior written consent of the Required Holders, who are hereby designated third-party beneficiaries of this letter.

4.

This Agreement may be signed in counterparts and by facsimile.

If the foregoing is in accordance with your understanding, kindly so indicate by signing this letter in the place provided below.

Very truly yours,

PENTHOUSE MEDIA GROUP INC.

By /s/ Daniel C. Staton

Daniel C. Staton, Chairman

AGREED:

BELL & STATON, INC.

By /s/ Marc H. Bell

Marc H. Bell, President